Exhibit 99.1

For information, contact:

David Skipper, 281-836-8155

ARCHROCK PARTNERS TO ACQUIRE

COMPRESSION ASSETS FROM ARCHROCK, INC.

HOUSTON, October 31, 2016 — Archrock, Inc. (NYSE: AROC) and Archrock Partners, L.P. (NASDAQ: APLP) today announced that Archrock Partners has agreed to acquire assets from Archrock, Inc. including customer contracts serving 63 customers together with approximately 270 compressor units used to provide compression services under those contracts, for consideration of approximately $85 million. Those compressor units represent approximately 150,000 horsepower of compression and approximately 4 percent (by available horsepower) of the combined contract operations business of Archrock, Inc. and Archrock Partners.

The consideration to be paid to Archrock, Inc.’s affiliates will consist entirely of newly issued Archrock Partners common units and general partner units. The number of common units to be issued by Archrock Partners will be determined by the daily volume weighted average price of Archrock Partners’ common units over the thirty trading days preceding the closing date. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the fourth-quarter of 2016.

In the event the transaction closes prior to the Archrock Partners third quarter 2016 distribution record date, then Archrock, Inc. has agreed to waive receipt of Archrock Partners’ third quarter 2016 distribution on the limited and general partner units received as consideration in the transaction. Archrock, Inc. will receive the distributions associated with these units beginning with Archrock Partners’ fourth quarter 2016 distribution, which is expected to be paid in February 2017.

“This transaction expands Archrock Partners’ fee-based business and enhances its position as the leading provider of natural gas contract operations services in the United States,” said Brad Childers, President and Chief Executive Officer of Archrock, Inc. and Archrock Partners. “Additionally, the transaction improves Archrock Partners’ leverage profile, is accretive to unitholders, and increases Archrock, Inc.’s equity interest in Archrock Partners.”

The transaction was approved by the conflicts committee of the board of directors of Archrock Partners’ managing general partner. The conflicts committee, which is composed entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating the transaction.

About Archrock, Inc. and Archrock Partners

Archrock, Inc. (NYSE:AROC) is a pure-play U.S. natural gas contract compression services business and a leading supplier of aftermarket services to customers that own compression equipment in the United States. Archrock, Inc. holds interests in Archrock Partners, L.P. (NASDAQ:APLP), a master limited partnership and the leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the United States. Archrock, Inc. is headquartered in Houston, Texas, operating in the major oil and gas producing regions in the United States, with approximately 1,700 employees.

Archrock Partners, L.P., a master limited partnership, is the leading provider of natural gas contract compression services to customers throughout the United States. Archrock, Inc. owns an equity interest in Archrock Partners, including all of the general partner interest.

For more information, visit www.archrock.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Archrock’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: statements about the expected completion of the proposed transaction and the timing of closing; the anticipated benefits of the transaction to Archrock, Inc. and Archrock Partners; Archrock, Inc.’s and Archrock Partners’ financial and operational strategies and ability to successfully effect those strategies; Archrock, Inc.’s and Archrock Partners’ financial and operational outlook and ability to fulfill that outlook; the potential direct and indirect impacts of the matters described in Archrock’s April 26, 2016 and May 3, 2016 Forms 8-K; and expectations regarding Archrock Partners’ fourth quarter 2016 distribution.

While Archrock, Inc. and Archrock Partners each believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their businesses. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: any delay or failure to satisfy the conditions to the closing of the transaction; local, regional and national economic conditions and the impact they may have on Archrock, Archrock Partners and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of Archrock, Inc.’s and Archrock Partners’ customers; any non-performance by customers of their contractual obligations; and changes in safety, health, environmental and other regulations.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Archrock, Inc. Annual Report on Form 10-K for the year ended December 31, 2015, the Archrock Partners Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in Archrock, Inc.’s and Archrock Partners’ filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock, Inc. and Archrock Partners expressly disclaim any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE

Archrock, Inc. and Archrock Partners, L.P.